Exhibit 99.1

Fiscal Quarter Ended
July 31,2009

Mass Megawatts Reports for Fiscal Quarter Ended July 31,2009

WORCESTER, MA., September 18,2009 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc.(OTC bulletin Board: MMGW.OB ) reports a net loss of $131,558 or  two cents per share in the first quarter ending July 31,2009. In the same period last year , Mass Megawatts reported a net loss of $273,483 or five cents per  share for the quarter ending July 31,2008.

Over the past few months, Mass Megawatts has continued to focus on preparing  to commercialize the technologies for its Augmenter System, Furling System, and Controller. The newest version of the Augmenter is an improvement of methods to  increase wind velocity, leading to a substantial increase in energy produced,  yet, the Company’s development path  has substantially reduced production costs on  the technology.

The tasking that Mass Megawatts assigned to the development team over the past year has been to take the Mass Megawatts’ paradigm of driving down production costs while increasing the combined technologies' productivity.

In the past 12 months, the wind industry achieved a growth rate of more than 37 percent per year in the USA. In recent years, more than $7 billion was invested in new wind power plants worldwide.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com